FORM 4 (continued)                                                  EXHIBIT 99.1

                             Joint Filer Information

Pursuant to General Instruction 4(b)(v) to Form 4, the following reporting persons (the "Reporting Persons") are covered by this joint filing:

Michael J. Moritz
Michael L. Goguen
Douglas M. Leone
Mark A. Stevens

The address for each Reporting Person is:

c/o Sequoia Capital
3000 Sand Hill Road
Menlo Park, CA 94025